Exhibit 99.1

GMX RESOURCES INC.

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x16	405.600.0711 x11

GMX RESOURCES INC. Announces Growth in Production Volumes and Record Net Income for the Third Quarter and Nine Months Ended September 30, 2005

Oklahoma City, Oklahoma, Wednesday, November 9, 2005 GMX RESOURCES INC., NASDAQ NMS: ‘GMXR’; warrants: ‘GMXRW’, (visit www.gmxresources.com for more information on the Company and warrants). GMXR announced the Company’s results for the third quarter and nine month period ended September 30, 2005. “Our third quarter results show a 480% increase in net income to $2,050,332 compared to $353,582 for the third quarter of 2004. This was primarily due to an increase in production of 51% and an increase of 55% in oil and gas prices compared to the third quarter 2004. Production from new wells drilled in our 100% area and by our Joint Venture partner in East Texas continues to increase,” stated Ken L. Kenworthy, Sr., Executive Vice President and Chief Financial Officer of GMXR.

Revenues for the third quarter of 2005 were $4,375,657 compared to $1,828,246 in the third quarter of 2004, an increase of 139%. This increase was due to an increase in production of 51% and an increase in oil and gas prices of 55%. Net income was $2,050,332 for the quarter versus $353,582 in the third quarter 2004. Basic earnings per share were $.20 for the third quarter 2005 and $.04 for the same period in 2004. For the purpose of computing basic earnings per share for the quarters, the Company had 9,773,378 weighted average common shares outstanding in 2005 and 8,048,152 in 2004.

Lease operations expense increased in the third quarter 2005 to $471,294 from $246,752 in the comparable period 2004, a 91% increase. This increase is attributable to work-overs and an increase in the number of wells producing.

Total expenses increased 60% in the third quarter 2005 to $2,325,325, up from $1,449,858 in the third quarter 2004. This increase is primarily due to increases in depletion, general and administrative, production taxes and lease operations expense.

Revenues for the nine months were $10,448,712 compared to $4,746,327 for the same nine months in 2004, an increase of 120%. This was primarily due to a 70% increase in production and a 29% increase in oil and gas prices. Net income was $3,569,720 for the nine months compared to $441,292 for the same period in 2004, an increase of 709%.

Basic earnings per share increased to $.40 in the first nine months of 2005 from basic earnings per share of $.06 in the nine months of 2004, an increase of 567%. For the purposes of computing basic earnings per share for the first nine months of 2005, the Company had 8,664,689 weighted average common shares outstanding. There were 7,176,396 shares for the same period in 2004.

Lease operations expense increased in the first nine months of 2005 to $1,562,936, up from $739,488 in the same period of 2004, an increase of 111% primarily due to an increase in number of wells and work-overs.

Total expenses increased 61% in the first nine months of 2005 to $6,878,992, up from $4,280,229 in the same period of 2004. This was primarily due to increase in depletion, general and administrative expenses and lease operations expenses.

Operational and Joint Development Update:

3Q05 JV 30% and 50% Areas

Penn Virginia Oil & Gas, L.P. (“PVOG”), a subsidiary of Penn Virginia Corporation (NYSE: PVA) spud 8 wells, 7 in the GMXR/PVA 30% Interest Area (JV 30% Area) and 1 in the GMXR/PVA 50% Interest Area (JV 50% Area). Four wells were completed in the JV 30% Area.

4Q05 to Date & 2006 Planned Activity JV 30% and 50% Areas

PVA and GMXR have agreed to bring in additional drilling rigs to accelerate development further in the Cotton Valley Sand (“CVS”) resources play. Currently a third JV rig, D & D Drilling Rig #11 will be drilling a second well in the JV30% Area. Rig #11 is being utilized by PVA in another development. PVA has indicated a desire to locate another CVS rig for full time use in the JV. Completion of the two carried wells (20% GMXR) in the GMXR/PVA 50% Area occurred in October with great success. Both wells were completed in the Taylor Sand portion of the CVS and flowed at initial rates of 2,000 & 1,900 mcfgpd. PVA has moved H & P Rig #156 to the JV50% Area to continue development of recent successes. During 4Q05 to date, 3 wells have spud, 1 is preparing to spud and 6 wells have been completed in the Taylor Sand portion of the CVS with 1st stage fracture treatments. Four 2nd stage completions are underway to add the Upper Sand member in the CVS.

3Q05 GMXR 100% Area

Two wells were spud and one was completed in the third quarter. The Underwood #1 flowed 1,500 mcfgpd up 5  1/2’ casing from the Taylor Sand and over 5,000 mcfgpd from a 2nd stage completion in the Upper CVS. Tubing has been installed in the well and a smaller choke has reduced the rate to around 3500 mcfgpd.

4Q05 to Date & 2006 Planned Activity GMXR 100% Area

During the 4Q, two more wells have been spud and one well has been completed in the Taylor Sand. The well flowed 960 mcfgpd up 5  1/2” casing, 2nd stage completion is being scheduled. Completion of our third 100% well will begin next week in the Taylor Sand and we will follow with an UCV Sand completion soon thereafter. Additionally, we have begun a re-entry horizontal Travis Peak project in the area with a workover rig. The project is planned to drill with a directional motor a 500 foot horizontal leg in the Upper Travis Oil Sand which has produced in excess of 200,000 barrels of oil. The project has the potential to increase production rates and reserves. Similar projects are being planned in other Travis Peak and Pettit Reservoirs.

Unit Drilling Rig #309, which we are sharing (every 3 wells) with PVA, is drilling its 2nd of 3 wells in the GMXR 100% Area. Both wells reached total depth in 12 days and the rig has reduced its spud to spud days to 20. By mutual agreement it will remain to drill a fourth well. McLachlan Rig #5 is undergoing major maintenance since October 17 and could spud its second well within a week. We are optimistic that additional preparation should improve the rig’s performance. We continue to look for additional rigs to drill more CVS wells and Upper Travis Peak (UTP) twins in the GMXR 100% Area development. Ken Kenworthy, Jr., Chief Executive Officer of GMXR stated, “We have several projects which could lead to better production growth and more reserves in our East Texas 100% Area, including 2nd stage completions, Upper CVS Sands development, Lower Travis Peak Sand completions, UTP twins and horizontals. All of these will be our focus through 2006 in the GMXR 100% Area.”

New Mexico

In Lea County, the Gosden BGI State #1 is still producing around 3,000 mcfgpd & 120 bopd since August 10, 2005. Plans are to begin development drilling around the Morrow sand producer in the coming months. In the north and south offsets, the Company will have a 7.7% working interest and a 2.2% overriding royalty interest before payout and a 14.57% working interest with a 12.75% net revenue interest after payout (APO). In all other Morrow wells in each unit, our interest will be the APO interest. GMXR has engaged a Permian Basin geoscientist and engineer to evaluate potential of four distinct reservoir developments in 2006. The Company will own 100% interest in three of these projects.

GMXR will discuss its third quarter earnings for 2005 and give an operational overview in an upcoming conference call and Internet webcast on Thursday, November 10, 2005 at 1:00 p.m. Eastern time. You may participate via phone by dialing 1-800-510-9834 or 1-617-614-3669, using pass-code 50129408 five to ten minutes before the scheduled start of the conference call. You can also access the conference call via Internet webcast by logging on to the Company’s website at www.gmxresources.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. You can find the Internet webcast link under the Investor Relations tab where you will be required to register your name and email address. You must have either Microsoft Media Player or Real Player to access the conference call. A free download of either player is also available at this link. An on-demand replay of the conference call will be available Thursday, November 10, 2005 at 3:00 p.m. by dialing 1-888-286-8010 or 1-617-801-6888 using pass-code 73536589 and the webcast will be available on the GMXR web site for 90 days shortly after the call.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 86 gross/51.98 net producing wells and 25,831 gross acres with 13,936 net acres (3Q05) in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: YE05 internally projected Cotton Valley Sand (CVS) proved undeveloped wells 229 gross/ 138 net and 282 gross/ 164 net CVS probable locations on 40 acre density. The Company’s strategy is to develop its resource play with multiple rigs, which should significantly increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004 and September 30, 2005 (Unaudited)

	December 31, 2004	September 30, 2005
		(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$862,546	$10,754,604
Accounts receivable—interest owners	96,248	252,285
Accounts receivable—oil and gas revenues	1,501,073	2,419,321
Inventories	204,442	447,247
Prepaid expenses	108,447	95,796

Total current assets	2,772,756	13,969,253

OIL AND GAS PROPERTIES, AT COST, BASED ON THE FULL COST METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES	42,452,970	54,771,891
Less accumulated depreciation, depletion, and amortization	(6,496,210)	(8,707,803)

	35,956,760	46,064,088

OTHER PROPERTY AND EQUIPMENT	3,515,422	7,689,406
Less accumulated depreciation	(1,308,358)	(1,624,984)

	2,207,064	6,064,422

OTHER ASSETS	54,883	278,352

TOTAL ASSETS	$40,991,463	$66,376,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,321,517	$4,478,315
Accrued expenses	134,718	294,826
Revenue distributions payable	274,862	341,325
Current portion of long-term debt	433,933	307,399

Total current liabilities	3,165,030	5,421,865

LONG-TERM DEBT, LESS CURRENT PORTION	3,328,361	1,493,574

OTHER LIABILITIES	2,091,216	2,028,645

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, 25,000 designated as Series A Junior Participating Preferred Stock, none issued Common stock, par value $.001 per share—authorized 50,000,000 shares; issued and outstanding 8,053,539 shares in 2004 and 9,952,097 shares in 2005	8,054	9,952
Additional paid-in capital	29,305,012	50,758,569
Retained earnings	3,093,790	6,663,510

Total shareholders’ equity	32,406,856	57,432,031

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$40,991,463	$66,376,115

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

REVENUE:
Oil and gas sales	$1,819,402	$4,279,210	$4,734,065	$10,344,453
Interest income	8,844	91,747	12,262	99,039
Other income	—	4,700	—	5,220

Total revenue	1,828,246	4,375,657	4,746,327	10,448,712

EXPENSES:
Lease operations	246,752	471,294	739,488	1,562,936
Production and severance taxes	124,033	285,104	316,834	642,473
Depreciation, depletion, and amortization	528,194	907,346	1,408,605	2,528,218
Interest	67,498	24,212	351,652	173,529
General and administrative	483,381	637,369	1,463,650	1,971,836

Total expenses	1,449,858	2,325,325	4,280,229	6,878,992

Income before Income taxes	378,388	2,050,332	466,098	3,569,720

INCOME TAXES	24,806	—	24,806	—

Net Income (Loss)	$353,582	$2,050,332	$441,292	$3,569,720

EARNINGS PER SHARE—Basic and Diluted	$0.04	$.20	$0.06	$0.40

WEIGHTED AVERAGE COMMON SHARE—Basic	8,048,152	9,773,378	7,176,396	8,664,689

WEIGHTED AVERAGE COMMON SHARES—Diluted	8,183,662	10,430,991	7,258,695	8,976,767

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

Nine Months Ended September 30, 2004 & 2005

	2004	2005

CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income	$441,292	$3,569,720
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	1,408,605	2,528.219
(Gain) loss on disposal of asset	3,589	—
Accretion of asset retirement obligation	16,891	30,775
Amortization of loan fees	126,031	43,712
Decrease (increase) in:
Accounts receivable	(255,879)	(1,074,286)
Inventory and prepaid expenses	(179,512)	(497,335)
Increase (decrease) in:
Accounts payable	(436,360)	2,156,798
Accrued expenses and liabilities	186,153	160,108
Revenue distributions payable	45,957	108,619

Net cash provided by (used in) operating activities	1,356,767	7,026,379

CASH FLOWS DUE TO INVESTING ACTIVITIES

Additions to oil and gas properties	(2,705,714)	(12,454,420)
Purchase of property and equipment	(138,868)	(4,173,984)
Net cash provided by (used in) financing activities	(2,844,582)	(16,628,404)

CASH FLOWS DUE TO FINANCING ACTIVITIES
Advances on borrowings	2,000,000	5,549,621
Payments on debt	(7,800,000)	(7,510,942)
Proceeds from sale of stock	8,162,785	21,455,454

Net cash provided by (used in) financing activities	2,362,785	19,494,133

NET INCREASE (DECREASE) IN CASH	874,970	9,892,058

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	637,522	862,546

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,512,492	$10,754,604

CASH PAID FOR INTEREST	$255,324	$129,817